c/o Loci Capital Management CO., LLC 4830 West Kennedy Boulevard

Suite 880

Tampa, FL 33609

Attn: Michael J. Phillips, Managing Partner

Michael,

Reference is made to that certain Amended and Restated Limited Liability Company Agreement of GIP VB SPE, LLC (the “JV Entity”), dated as of August 10, 2023 (the “LLC Agreement”), between Generation Income Properties, L.P. (“GIP LP” or the “Generation Member,” as Member and Manager) and LC2- NNN Pref, LLC (the “Loci Member”). All capitalized but undefined terms herein shall have the definitions set forth in the LLC Agreement.

Pursuant to Section 4.3(b) of the LLC Agreement, the Generation Member hereby exercises its first 12- month extension option to extend the Mandatory Redemption Date to the date that is 36 months from the Effective Date.

The Generation Member hereby confirms that: (i) the Generation Member is hereby remitting contemporaneously to Loci Capital with this letter the amount of $141,000 which represents in full an extension fee equal to 100 basis points on outstanding Preferred Equity Investment for this extension, (ii) the Preferred Equity Return shall be increased from 15.5% to 18%, the Accrued Preferred Return shall be increased from 10.5% to 13% and the Current Preferred Return shall remain at 5% and all of the related provisions of this Agreement relating to such returns, including the payment of the Current Preferred Return in arrears on or prior to the 15th day of each calendar month, shall remain in full force and effect, (iii) the trailing six month annualized Adjusted Net Operating Income at the date of this extension is in excess of

$5,000,000, (iv) the Senior Loans have been extended so that they provide for a maturity through the end of such extension period, and (v) there are no existing material breaches or material defaults under the LLC Agreement or any agreement between the Company or any Subsidiary and Generation Member, Guarantor or any of their Affiliates.

We look forward to our continued relationship with the Loci Member. Please contact me with any questions.

David Sobelman

On behalf of Generation Income Properties, L.P., Member and Manager of GIP VB SPE, LLC

/s/David Sobelman

With a copy to:

Berger Singerman LLP

350 East Las Olas Blvd, Suite 1000 Fort Lauderdale, FL 33301

Attn: James L. Berger, Esq

4938-2455-3310.2

Trenam Law

101 E. Kennedy Blvd., Suite 2700

Tampa, FL 33602 Attn: Timothy Hughes

Email: THughes@Trenam.com

Foley & Lardner LLP 100 N. Tampa Street Tampa, FL 33602

Suite 2700

Attn: Curt P. Creely

Email: ccreely@foley.com

4938-2455-3310.2